Exhibit (g)(9)

April 27, 2020

Sean Wall

BNP Paribas, acting through its New York Branch

787 Seventh Avenue

New York, NY 10019

VIA FEDERAL EXPRESS

Dear Mr. Wall:

Please be advised that Janus Aspen Series (the “Trust”) will change the name of Janus Henderson Global Technology Portfolio to Janus Henderson Global Technology and Innovation Portfolio effective as of April 29, 2020. Pursuant to the Custodian Contract (the “Custodian Contract”) between the Trust and BNP Paribas, acting through its New York Branch (“BNP”), the Trust requests that all references to “Janus Henderson Global Technology Portfolio” in the Custodian Contract be removed and replaced with “Janus Henderson Global Technology and Innovation Portfolio.”

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS ASPEN SERIES

By:/s/Kathryn Santoro

      Kathryn Santoro

      Vice President and Secretary

BNP Paribas, acting through its New York Branch

By:

Agreed to this 27th day of April 2020